                                                    Exhibit 10(h)
                        AMENDED AND RESTATED
                    EMPLOYMENT AGREEMENT BETWEEN
             THE ADVEST GROUP, INC. AND ALLEN WEINTRAUB


     THIS AMENDED AND RESTATED EMPLOYMENT AMENDMENT is entered into as of this 30th day of November, 1995 between Allen Weintraub ("Mr. Weintraub") and The Advest Group, Inc. ("Advest").

                         W I T N E S S E T H

     WHEREAS, Mr. Weintraub and Advest have entered into an Employment Agreement dated February 14, 1991 (the "Employment
Agreement") providing for the employment of Mr. Weintraub by Advest in the capacity of Chief Executive Officer;

     WHEREAS, by the First Amendment and Second Amendments to the Employment Agreement dated March 19, 1993 and June 20, 1995, respectively, Mr. Weintraub and Advest agreed to certain modifications to the Employment Agreement; and

     WHEREAS, the parties now wish to modify the Employment Agreement to make certain other changes and to restate the Employment Agreement in its entirety as set forth below;

     NOW, THEREFORE, for good and valid consideration the parties agree as follows:

     1. Employment and Duties. Advest hereby agrees to employ Mr. Weintraub as Chief Executive Officer to perform all of the duties and responsibilities normally performed and pertinent to this office.
Mr. Weintraub agrees to be so employed.

     2. Term. The term of this Agreement shall continue through February 13, 1999, unless earlier terminated pursuant to Section 5. The term "Agreement Term" shall mean the initial term of this Agreement plus any extensions thereto.

     3.   Compensation.   Mr. Weintraub's compensation shall be
established each year by the Compensation Committee of the Board of Directors and will include both salary and additional compensation under the Management Incentive Plan ("MIP") adopted by the Board of Directors. In no event shall Mr. Weintraub's salary be less than his salary as of the date this Agreement is executed, or any amount to which his salary is thereafter increased; provided, however, that Mr. Weintraub's salary shall with his written consent be subject to reduction in the event of a reduction in the salaries of senior
executive officers of Advest generally.   Nor will Mr. Weintraub's
share of the MIP be less than any other participant eligible for MIP.

     4. Representations. Mr. Weintraub agrees that during the term of his employment with Advest he will not be employed by any other person or organization except for Advest subsidiaries and except also for outside directorships in accordance with Advest's usual policies.
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     5.   Termination.  This Agreement may be terminated by Mr.
Weintraub's voluntary resignation upon a minimum of three months notice (other than in the case of unforeseen health problems). If Mr. Weintraub's employment is terminated during the Agreement Term, the following provisions shall apply:

     (a) Termination of Employment by Advest Without Cause or by Mr. Weintraub for Good Reason. If, before the end of the Agreement Term, Advest terminates Mr. Weintraub's employment for any reason other than for Cause (as defined below), or if Mr. Weintraub terminates his employment with Advest for Good Reason (as defined below), Advest shall pay to Mr. Weintraub immediately after the date of termination in a lump-sum in immediately available funds, an amount equal of the sum of (i) Mr. Weintraub's annual base salary which is accrued but unpaid as of the date of the termination, (ii) that portion of Mr. Weintraub's additional compensation under the MIP ("Bonus") which is earned with respect to the fiscal year ending prior to the date of termination but that is unpaid as of the date of termination, (iii) the product of (A) the amount of the Bonus to which Mr. Weintraub would have been entitled had he been employed by Advest on the last day of the fiscal year containing the date of termination (calculated based upon Mr. Weintraub's average Bonus for the three years immediately prior to his termination of employment) multiplied by (B) a fraction, the numerator of which is the number of days which have elapsed in such fiscal year through the date of termination and the denominator of which is 365 ("Pro-Rata Annual Bonus"), (iv) Mr. Weintraub's salary through the end of the Agreement Term, and (v) Mr. Weintraub's Bonus through the end of the Agreement Term (calculated based upon his average Bonus for the three years immediately prior to his termination of employment). In addition, notwithstanding any other provision of this Agreement, if Mr. Weintraub's employment is terminated by Advest other than for Cause or by Mr. Weintraub for Good Reason, all options granted to Mr. Weintraub under the Advest Group, Inc. 1993 Stock Option Plan, the Advest Group, Inc. 1986 Stock Option Plan, the Advest Group, Inc. 1983 Incentive Stock Option Plan, the Advest Group Executive Equity Plans, and any other outstanding equity that Mr. Weintraub received under any other plan or agreement (collectively, "Equity Incentive Awards"), shall immediately and fully vest upon the date of termination, and shall remain exercisable for not less than 90 days therefrom. Through the end of the Agreement Term, Mr. Weintraub shall also continue to participate in all Advest-sponsored incentive, savings and retirement plans, and shall continue to receive benefits under all welfare benefit plans, practices, policies and programs provided by Advest (including, and without limitation, medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel insurance plans and programs) applicable to other senior executives of Advest; provided, however, that any amounts paid under this sentence shall be reduced by any similar benefits earned by Mr. Weintraub as a result of employment by another employer.
For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one of the following events:

          (i) failure of Mr. Weintraub to continue to be appointed or elected to the positions of Chief Executive Officer, member, and Chairman of the Board of Directors of Advest;

          (ii) assignment of Mr. Weintraub of any duties materially and adversely inconsistent with Mr. Weintraub's position as Chief Executive Officer and Chairman of the Board of Directors, including status, offices, or responsibilities, or any other
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          action of Advest that results in a material and adverse
     change in such position, status, offices, titles or responsibilities or any other material adverse change to the terms and conditions of Mr. Weintraub's employment under this Agreement;

          (iii)     any material and adverse change in Mr.
     Weintraub's reporting responsibilities;

          (iv) any material breach by Advest of the provisions of this Agreement;

          (v)  Advest's requiring, without written consent of Mr.
     Weintraub, that Mr. Weintraub be based at any office or location more than 50 miles from his regular place of business as of the date of the execution of this Agreement;

          (vi) the liquidation or dissolution of Advest, or sale of substantially all of the assets of Advest or the sale of assets of Advest which produce more than 30% of Advest's gross revenues unless in advance of any such sale Mr. Weintraub waives this provision in writing; or

          (vii) any purported termination of Mr. Weintraub's employment under this Agreement which is not for Cause in strict accordance with Sections 5(a) and 5(d) and of this Agreement.

     For purposes of this Agreement, "Cause" shall mean willful misconduct, gross negligence, the conviction of Mr. Weintraub of a criminal offense for violation of the securities laws or involving moral turpitude, or a determination by the Board (a "Determination") that (i) Mr. Weintraub has or is engaged in the securities industry in any capacity, including as an employee or consultant, that the Board has determined to be materially detrimental to Advest or its business, and Mr. Weintraub has not provided the Board with adequate assurance that he will refrain therefrom after written request from the Board, or (ii) Mr. Weintraub has breached his obligation under
Section 11. Notwithstanding the foregoing, Mr. Weintraub shall not be deemed to have been terminated for Cause without (1) Cause having been committed by Mr. Weintraub, (2) advance written notice provided to Mr. Weintraub not less than fourteen (14) days prior to the date of termination, setting forth Advest's intention to consider terminating Mr. Weintraub including a statement of the date of termination and the specific detailed basis for such consideration for Cause, (3) an opportunity for Mr. Weintraub, together with his counsel, to be heard before the Board during the fourteen (14) day period ending on the date of termination, (4) determination in accordance with the next to last sentence of this Section 5(a) by the members of the Board, that the actions of Mr. Weintraub constituted Cause and that Mr. Weintraub's employment should accordingly be terminated for Cause, and (5) a written determination provided by the Board setting forth in full specificity the basis of such termination of employment. By determination of the Board in accordance with the next to the last sentence of this Section 5(a), Advest may suspend Mr. Weintraub from his duties for a period of up to thirty (30) days with full pay and benefits hereunder during the period of time in which the Board is making a determination as to whether to terminate for Cause. Any determination by the Board hereunder shall be made by the affirmative vote of the non-employee members of the Board with a vote in favor of the determination by a number of non-employee members who constitute at least 75% of the non-employee members of the Board. Any purported termination of employment of Mr. Weintraub by Advest which does not meet each and every substantive and procedural
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requirement of this Section 5(a) shall be treated for all purposes under this Agreement as a Termination of Employment Without Cause as addressed under this Section 5(a).

     (b) Termination Due to Death. If before the end of the Agreement Term Mr. Weintraub's employment terminates due to death, Advest shall immediately after the date of such termination pay to Mr. Weintraub, or to Mr. Weintraub's Beneficiary (as defined in
Section 8): (i) all benefits specified in Section 8 of this Agreement, and (ii) a lump-sum amount equal to the sum of (A) Mr. Weintraub's annual base salary which is accrued but unpaid as of the date of termination, plus (B) that portion of Mr. Weintraub's annual Bonus which is earned with respect to the fiscal year ending prior to the date of termination but which is unpaid as of the date of termination, plus (C) Mr. Weintraub's Pro-Rata Annual Bonus for the fiscal year containing the date of termination. In addition, Mr. Weintraub's Equity Incentive Awards shall immediately and fully vest upon the date of termination, and shall remain exercisable for not less than one year therefrom.

     (c) Termination Due to Disability. If before the end of the Agreement Term Mr. Weintraub's employment is terminated due to a mental or physical disability which prevents Mr. Weintraub from performing the essential functions of the Chief Executive Officer for a continuous period of at least six months, and which in the opinion of the Board of Directors will be permanent or will last for an indefinite duration, Mr. Weintraub shall receive immediately after the date of termination: (i) all benefits which are normally provided to senior Advest executives in the event of disability, and (ii) a lump-sum amount equal to the sum of (A) Mr. Weintraub's annual base salary which is accrued but unpaid as of the date of termination, plus (B) that portion of Mr. Weintraub's annual Bonus which is earned with respect to the fiscal year ending prior to the date of termination but which is unpaid as of the date of termination, plus
(C) Mr. Weintraub's Pro-Rata Annual Bonus for the fiscal year containing the date of termination. In addition, Mr. Weintraub's Equity Incentive Awards shall immediately and fully vest upon the date of termination, and shall remain exercisable for not less than one year therefrom.

     (d) Termination of Employment by Advest for Cause, or by Mr. Weintraub for other than Good Reason. If Mr. Weintraub's employment is terminated by Advest for Cause, or by Mr. Weintraub for other than Good Reason, Mr. Weintraub shall receive immediately after the date of termination a lump-sum amount equal to the sum of (i) Mr. Weintraub's annual base salary which is accrued but unpaid as of the date of termination, and (ii) that portion of Mr. Weintraub's annual Bonus which is earned with respect to the fiscal year ending prior to the date of termination but which is unpaid as of the date of termination.
     (e) Other Termination Benefits. In addition to any amounts or benefits payable upon a termination of employment under the terms of this Agreement, and except as otherwise provided herein, Mr. Weintraub shall be entitled to any payments or benefits provided under the terms of any plan, policy or program of Advest or as otherwise required by applicable law; provided, however, that amounts payable hereunder shall be reduced by any severance compensation to which Mr. Weintraub may be entitled and is paid under any plan, policy, or program of Advest.

     (f) Notwithstanding anything to the contrary set forth in this Agreement, in the event that Advest is otherwise obligated to provide certain benefits under this Agreement, Advest may elect to provide an alternative benefits as follows:
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          (i)  In the event that Advest would otherwise be obligated to alter the vesting or exercisability provisions of any Equity Incentive Awards, in its discretion Advest may offer to pay to Mr. Weintraub in lieu thereof a lump sum amount equal to the amount, if any, by which the market value of the underlying equity as of the date of termination exceeds the exercise price. Mr. Weintraub may accept this offer by Advest or elect to exercise any rights he may have under the Equity Incentive Awards without modification.

          (ii) To the extent that it would violate applicable law or regulation or the provisions of any Advest-sponsored incentive, savings or retirement plan or any welfare benefit plan, practices policy or program, Advest shall be excused from offering Mr. Weintraub participation in such plan, policy or program. In that event, Advest shall pay to Mr. Weintraub an amount equal to the net after-tax cost that would be incurred by Mr. Weintraub in obtaining comparable alternative benefits. In the case of any benefits receivable under health, life or disabilty insurance policies, this amount will be deemed to be the net after-tax cost of obtaining such coverage.

     (iii) Advest will use its best efforts to obtain for Mr. Weintraub Directors and Officers insurance coverage to the extent called for under paragraph 6(c) and will do so unless it would involve excessive and unreasonable expense. If Advest fails to obtain required coverage for Mr. Weintraub, without limitation of Advest's obligations under Section 6(c), it will nevertheless provide to Mr. Weintraub indemnification for costs and expenses comparable to that which would have been provided by such a policy.

          6.   Post-Employment Services.

          (a) Upon Mr. Weintraub's termination of employment with Advest other than by reason of Cause or death, for a period of 10 years following such termination the Board of Directors of Advest (the "Board") may retain Mr. Weintraub in such position or positions as the Board shall determine in its sole discretion; provided, however, that if Mr. Weintraub's services are retained in the following capacities, the following rates of compensation shall apply:

          (i) Services as a member of the Board of Advest (subject to any required shareholder approval) and as a member of the Board of Directors of one or more subsidiaries of Advest ("Subsidiaries"). Mr. Weintraub agrees to serve in such capacities as requested by the Board. For such service, Mr. Weintraub shall receive aggregate fees equal to $50,000 per year.

          (ii) Service as an independent consultant to Advest and/or one or more Subsidiaries. Mr. Weintraub agrees to make himself available to Advest for consultation on such matters as the Board shall determine, provided that Mr. Weintraub shall in no event be required to render such consulting services for more than 40 days in any calendar year, or five days in any calendar month. For such services, Mr. Weintraub shall receive aggregate fees equal to $40,000 per year.

     (b) The Board may at any time for any reason, or for no reason at all, terminate Mr.
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Weintraub's services under Section 6(a).  If the Board terminates Mr.
Weintraub's services prior to the end of the 10-year period commencing with his termination other than for Cause (as defined above), Advest shall pay to Mr. Weintraub an amount equal to two-thirds of the Present Value, determined as of the date on which such services terminate and calculated as provided below, of the remaining payments that would be made to Mr. Weintraub under Section 6(a) if he were to have continued to provide the services specified therein for the remainder of said 10-year period. The Board shall determine in its sole discretion whether such amount shall be paid in a single lump sum or in two equal consecutive annual installments. If the Board terminates Mr. Weintraub's services for Cause Mr. Weintraub shall not be entitled to any further payments pursuant to Section
6(a) or to any payments pursuant to this Section 6(b).

     (c) Services rendered by Mr. Weintraub under this Section 6 shall be rendered as an independent contractor, and not as an employee. Notwithstanding the foregoing, Advest shall provide Mr. Weintraub with any and all indemnification provided under its Articles of Incorporation, By-laws and other indemnity provisions, and Directors and Officers insurance policies as though Mr. Weintraub were a senior executive of Advest.

     (d) For purposes of any calculation of "Present Value" required under this Agreement as of a particular date, the Present Value shall be calculated using the fixed 30-year treasury bond rate in effect on the October 1st immediately preceding that date.

     7.   Supplemental Retirement Benefit.

     (a) Upon Mr. Weintraub's termination of employment (other than by reason of his death), Advest shall pay to him, so long as a Determination as defined in Section 6(a) shall not have been made by the Board, an annual supplemental retirement benefit in each of the 10 years following such Retirement or termination of employment by Advest having a value equal to the excess in each such year, if any, of (i) over (ii) where:

          (i) is an amount equal to the lesser of (1) $200,000 and (2) 50 percent of the sum of the average of Mr. Weintraub's base salary and average bonus (disregarding any average bonus exceeding 25% of base salary) over his final 3 years of full-time employment with Advest; and

          (ii) is the sum of (1) the fees paid to Mr. Weintraub pursuant to Section 6(a) for the year in question, (2) 50 percent of the Social Security retirement benefits received by Mr. Weintraub for the year in question, (3) the "Annuity Value of Section 6(b) Payments" as defined below, and (4) the "Thrift Plan Offset," as defined below. If Mr. Weintraub's services under Section 6 are terminated for Cause as described in Section 6(b), then solely for purposes of applying (1) above, fees theretofore being paid to Mr. Weintraub under Section 6(a) shall be deemed to have been continued as if said termination for Cause had not occurred.

For purposes of this Section 7(a), references to a "year" or "years" shall mean either calendar year(s) or such other 12-month period as Advest shall reasonably select to make the calculation of the amounts prescribed herein.

     (b)  For purposes of this Agreement, the "Annuity Value of
Section 6(b) Payments"
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 shall equal the annual amount that would be payable to Mr. Weintraub under an annuity providing for equal annual payments through the end of the 10-year period described in Section 6(a) having an aggregate Present Value as of the date of termination of Mr. Weintraub's services under Section 6(b) equal to the amount of any single lump sum payment or two annual installments made or to be made to Mr. Weintraub pursuant to Section 6(b).

(c) For purposes of this Agreement, the "Thrift Plan Offset" shall be an amount equalto the annual amount that would be payable to Mr. Weintraub under an annuity providing for 10 equal annual payments commencing upon Mr. Weintraub's Retirement, and having an aggregate Present Value as of the date of such Retirement equal to the sum of:

          (i) the actual Advest Thrift Plan account balance of Mr. Weintraub on January 1, 1993 attributable to prior balances in the predecessor Employees' Retirement Plan and Employee Stock Ownership Plan of the Company;

          (ii) all Company contributions to Company tax-qualified retirement plans on behalf of Mr. Weintraub which would have been made after January 1, 1993 had he contributed the maximum allowable amount (but excluding contributions made as a reduction of Mr. Weintraub's compensation); and

          (iii) projected earnings computed on each October 1st by applying the 30-year treasury bond yield rate in effect on the preceding October 1st to the aggregate of all account balances, contributions or projected earnings accrued under clauses (i) or (ii) above or this clause (iii) prior to that October 1st.

     8. Death Benefit. Should Mr. Weintraub die before the termination of his employment with Advest, Advest shall pay to Mr. Weintraub's Beneficiary (as defined below) one-half of the amounts which would have been payable to Mr. Weintraub under Sections 6(a) and 7, had he been alive and receiving the maximum Social Security benefits to which he would be entitled. For purposes of this Agreement, Mr. Weintraub's "Beneficiary" shall mean such person as Mr. Weintraub shall designate pursuant to Section 11.2 of the Advest Thrift Plan, or, if no such beneficiary designation is in effect, his estate. Such payments shall be made in equal annual installments over the 10-calendar year period commencing with the date of Mr. Weintraub's death. If Mr. Weintraub should die after termination of employment (other than for Cause), but before receiving all payments described in Sections 6(a) and 7, Advest shall continue to make such payments to Mr. Weintraub's Beneficiary in amounts equal to one-half of the amounts that Mr. Weintraub would otherwise have received.

     9.    Election for Joint and Survivor Annuity.

     (a) By notice given to Advest prior to his termination of employment (other than by reason of Cause or death) Mr. Weintraub may elect to receive, in lieu of all payments which he otherwise would receive under Sections 6(a) and 7 after Retirement, payments in the form of a joint and survivor annuity payable over the joint lifetimes of Mr. Weintraub and his wife or other designated beneficiary (a "J&S Annuity"). In that event, upon Mr. Weintraub's termination of employment (other than by reason of Cause or death) Advest shall provide a J&S Annuity providing for equal annual payments for joint lifetimes having a cost or actuarial value determined as of the date of Mr. Weintraub's termination of employment (other than by reason of Cause or death) equal to the aggregate Present Value on such date of
(i) the
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 payments that would be made to Mr. Weintraub under Section 6(a) were he to provide the maximum services specified therein for the entire
10 year period and (ii) the supplemental retirement benefits which would be payable to Mr. Weintraub under Section 7 based upon the maximum social security benefits which Mr. Weintraub would be entitled to receive in the first year following his retirement.

     (b) In the event that Mr. Weintraub has elected to receive a J&S Annuity and following his termination declines to provide services as requested by the Board under Section 6(a) (other than as a result of his death or disability) or is terminated from such services for Cause, he will forfeit his J&S Annuity and will receive instead for any remaining portion of the 10-year period commencing with his termination only such benefits as would have been payable under Section 7 of this Agreement had he not elected to receive the J&S Annuity.

     (c) Advest may elect to provide the J&S Annuity by arrangements with an insurance company or may provide the annuity payments itself. In the event the J&S Annuity is provided through an insurance company, Advest will retain ownership thereof or enter into other appropriate arrangements to the extent required to permit it to enforce the forfeiture provisions of Section 9(b).

     10. Absence of Funding. Except to the extent Advest may voluntarily choose to do so as provided in Section 9(c) above, amounts payable under this Agreement shall not be funded in any manner, and Advest shall administer this Agreement in a manner designed to ensure, to the extent reasonably possible, that Mr. Weintraub will not be considered to have received a taxable economic benefit prior to the time at which payments are actually payable hereunder. Accordingly, Advest shall not be required to segregate or earmark any of its assets for the benefit of Mr. Weintraub, and Mr. Weintraub shall have only a contractual right against Advest for payments hereunder. The rights and interests of Mr. Weintraub under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, nor shall they be subject to Mr. Weintraub's debts, contracts, liabilities or torts.

     11. Confidential Information. Mr. Weintraub shall not at any time after termination of employment reveal to anyone other than authorized representatives of Advest, or use for his own benefit or the benefit of any third party, any trade secrets, customer information or other information that has been designated as confidential by Advest or is understood by Mr. Weintraub to be confidential, unless such information is or becomes available to the public or is otherwise public knowledge or in the public domain for reasons other than Mr. Weintraub's acts or omissions.

     12.  Legal Fees and Expenses.  Advest shall reimburse Mr.
Weintraub for reasonable legal or other fees and expenses incurred by Mr. Weintraub in negotiating and drafting this Agreement.

     13. Amendments. This Agreement can only be altered by written amendment executed by both parties.

     14. Arbitration. Any claim controversy arising between the parties shall be settled by arbitration before a New York Stock Exchange, National Association of Securities Dealers, or American Arbitration Association panel at the option of the employee. The arbitrators
                                - 57 -
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shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under this Agreement. The decision of the arbitrators shall be final and binding on Advest and Mr. Weintraub, who shall each pay their own legal fees and expenses associated with arbitration and share any arbitration fees.

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Employment Amendment to be executed as of the date first written above.

THE ADVEST GROUP, INC.


By:  /s/ Grant W. Kurtz            /s/ Allen Weintraub
     --------------------------------------------------------
     Grant W. Kurtz                Allen Weintraub,
     President                     in his individual capacity

CONFIRMED


By:  /s/ Richard G. Dooley
     ---------------------
     Richard G. Dooley
     Chairman, Compensation Committee
     for the Board of Directors


                                - 58 -